EXHIBIT 10.2 TO THE SEPARATION AGREEMENT
TAX ALLOCATION AGREEMENT dated as of                , 2006 (this “Agreement”), among EXTENDICARE, INC., a Canadian corporation (“Extendicare”), EXTENDICARE HOLDINGS, INC., a Wisconsin corporation and indirect, wholly owned subsidiary of Extendicare (“EHI”), and ASSISTED LIVING CONCEPTS, INC., a Nevada corporation and, prior to the Separation, an indirect, wholly owned subsidiary of EHI (“ALC” and, collectively with EHI and Extendicare, the “Companies”).
                WHEREAS, as of the date of this Agreement, EHI and ALC belong to an Affiliated Group that has elected to file consolidated U.S. federal income Tax Returns;
                WHEREAS, as of the date of this Agreement, ALC is a direct, wholly owned subsidiary of Extendicare Health Services, Inc. (“EHSI”).
                WHEREAS, Extendicare will purchase the stock of ALC from EHSI in exchange for a note with a face amount equal to the fair market value of ALC (the “ALC Purchase”);
                WHEREAS, ALC will reorganize its share capital to create two classes of common shares (the ALC Multiple Voting Shares and the ALC Subordinate Voting Shares) which will have similar voting rights to the subordinate voting and multiple voting common shares of Extendicare, respectively;
                WHEREAS, pursuant to the Plan of Arrangement, the existing subordinate voting shareholders of Extendicare (other than any dissenters) will exchange each existing Extendicare Share for one new Extendicare Share and one ALC Subordinate Voting Share and the multiple voting shareholders of Extendicare (other than any dissenters) will exchange each existing Extendicare Share for 1.075 new Extendicare Shares and one ALC Multiple Voting Share (“the ALC Distribution”);
                WHEREAS, pursuant to the Plan of Arrangement and immediately after the ALC Distribution, the new Extendicare Shares will be transferred to Newco for Newco Notes or, at the election of certain holders, to the Holding Partnership in exchange for units of Holding Partnership, and the Newco Notes will then immediately be transferred to Extendicare REIT in exchange for REIT Units (the “Conversion” and, together with the ALC Distribution, the “Separation”); and
                WHEREAS, the Companies desire to allocate the Tax liabilities and benefits of transactions that occur on or prior to, and that may occur after, the date on which the Separation occurs (the “Separation Date”) and to provide for certain other Tax matters.

                NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Companies (each on behalf of itself, each of its Affiliates and its future Affiliates) hereby agree as follows:
ARTICLE I
Definitions
                The following terms shall have the following meanings:
                “Adjustment Request” means any claim or request filed with any governmental authority for any adjustment of Tax, Refund or change in available Tax attributes.
                “Affiliate” of any person means any other person that, after the Separation, controls, is controlled by, or is under common control with such person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise.
                “Affiliated Group” means an affiliated group of corporations within the meaning of Section 1504(a) of the Code, or any analogous concept under local, state or foreign law for the taxable period in question.
                “Agreement” is defined in the preamble.
                “ALC” is defined in the preamble.
                “ALC Distribution” is defined in the recitals.
                “ALC Group” means ALC and its Affiliates.
                “ALC Multiple Voting Shares” is defined in the Plan of Arrangement.
                “ALC Purchase” is defined in the recitals.
                “ALC Subordinate Voting Shares” is defined in the Plan of Arrangement.
                “Applicable Rate” means the sum of (i) the prime rate of interest per annum published in the print edition of the Wall Street Journal, the international daily newspaper published in New York City, and (ii) 2%; each change in the prime rate shall be effective from and including the date such change is published in the Wall Street Journal.

                “Arrangement Agreement” means the Arrangement Agreement, dated as of                , 2006, between                , Extendicare REIT, the Trust, Extendicare Holding General Partner Inc., Holding Partnership, Extendicare, Newco, ULC and ALC.
                “Code” means the Internal Revenue Code of 1986, as amended.
                “Companies” is defined in the preamble.
                “Conversion” is defined in the recitals.
                “Due Date” means, with respect to any Tax Return, the date on which such Tax Return is due to be filed with the appropriate Taxing Authority pursuant to applicable law, giving effect to any applicable extensions.
                “EHI” is defined in the preamble.
                “EHSI” is defined in the recitals.
                “Employee Benefits Services Agreement” is defined in the Separation Agreement.
                “Extendicare” is defined in the preamble.
                “Extendicare Group” means Extendicare and its Affiliates. For the avoidance of doubt, the Extendicare Group excludes any entity that is a member of the ALC Group.
                “Extendicare REIT” means Extendicare Real Estate Investment Trust, a trust established under the laws of the Province of Ontario.
                “Extendicare Shares” is defined in the Plan of Arrangement.
                “Final Determination” means the final resolution of liability for any Tax for any taxable period by or as a result of: (i) a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction; (ii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Code Sections 7121 or 7122 or a comparable settlement, agreement or accepted offer in compromise under the laws of another jurisdiction; (iii) any allowance of a Refund, but only after the expiration of all periods during which such Refund may be recovered by the Taxing Authority imposing the Tax; or (iv) any other final disposition, including by reason of the expiration of the applicable statute of limitations.
                “Group” means the Extendicare Group or the ALC Group, or both, as the context requires.
                “Holding Partnership” is defined in the Plan of Arrangement.

                “Indemnifying Party” has the meaning set forth in Section 5.01.
                “Indemnitee” has the meaning set forth in Section 5.01.
                “Intended Tax Treatment” has the meaning set forth in Section 4.01.
                “IRS” means the United States Internal Revenue Service.
                “Joint Return” means any Return for an Affiliated Group that includes both a member of the Extendicare Group and a member of the ALC Group.
                “Newco” is defined in the Plan of Arrangement.
                “Newco Notes” is defined in the Plan of Arrangement.
                “Past Practices” has the meaning set forth in Section 3.03.
                “Plan of Arrangement” means the Plan of Arrangement, concluded in connection with the Arrangement Agreement.
                “Pre-Separation Period” means any taxable period (or portion thereof) ending on or before the Separation Date.
                “Refund” means any cash refund of Tax or reduction of Tax by means of credit, offset or otherwise.
                “Separate Return” means (i) in the case of the ALC Group, a Tax Return of any member of that Group (including any consolidated, combined, affiliated or unitary Return) that does not include, for all or any portion of the relevant taxable period, any member of the Extendicare Group and (ii) in the case of the Extendicare Group, a Tax Return of any member of that Group (including any consolidated, combined, affiliated or unitary Return) that does not include, for all or any portion of the relevant taxable period, any member of the ALC Group.
                “Separation” is defined in the recitals.
                “Separation Agreement” means the Separation Agreement, dated as of              , 2006, between Extendicare REIT and ALC.
                “Separation Date” is defined in the recitals.
                “Tax” means all forms of taxation, levies or duties imposed, or required to be collected or withheld, including charges, together with any related interest, penalties or other additional amounts. For the avoidance of doubt, Tax includes Canadian employment insurance premiums, Canada or provincial pension plan contributions, Canadian employee health premiums and Canadian workers’ compensation premiums imposed by the government of Canada or a province of Canada.

                “Tax Advisor” means a U.S. tax counsel or other tax advisor of recognized national standing.
                “Tax Contest” means an audit, review, examination, assessment, reassessment or any other administrative or judicial proceeding with the purpose or effect of determining or redetermining Tax (including any administrative or judicial review of any Adjustment Request).
                “Tax Dispute” means any dispute arising in connection with this Agreement.
                “Tax Return” or “Return” means any return, filing, report, questionnaire, information statement, claim for refund, or other document required or permitted to be filed, including any amendments that may be filed, for any taxable period with any Taxing Authority (whether or not a payment is required to be made with respect to such filing).
                “Taxing Authority” means any governmental authority that imposes, assesses or collects Tax, including the IRS, any U.S. state or local taxing authority, the Canada Revenue Agency, the Ontario Ministry of Finance and any other relevant provincial taxing authority.
                “Transaction Agreements” means this Agreement, the Arrangement Agreement, the Plan of Arrangement and the Separation Agreement.
                “Transactions” means the transactions described on Exhibit [A], including the ALC Purchase, the ALC Distribution and the Conversion, and any other transactions related thereto or otherwise contemplated by the Transaction Agreements.
                “Trust” is defined in the Plan of Arrangement.
                “ULC” is defined in the Plan of Arrangement.
                “ULC Notes” is defined in the Plan of Arrangement.

ARTICLE II
Liability For Tax
                SECTION 2.01. Ordinary Course Tax. (a) Subject to Section 2.03, ALC shall be liable, and shall indemnify and hold the Extendicare Group harmless, for all Tax that is attributable to members of the ALC Group for all periods. [In the case of any Tax the liability for which would be determined on a consolidated, combined, affiliated, unitary or similar basis, the amount of Tax “attributable to” the ALC Group shall be determined in accordance with the principles described in Exhibit B.
               (b) EHI shall be liable, and shall indemnify and hold the ALC Group harmless, for all Tax that is attributable to members of the Extendicare Group for all periods. The amount of Tax “attributable to” members of the Extendicare Group shall be determined in accordance with the principles described in Exhibit B.
               (c) For purposes of this Section 2.01, all Tax that is attributable to each Assisted Living Facility listed on Schedule 2.01(c) (i) shall be treated as attributable to the Extendicare Group for all periods (or portion thereof) ending on or before the date listed on Schedule 2.01(c) with respect to such Assisted Living Facility and (ii) shall be treated as attributable to the ALC Group for all periods (or portion thereof) beginning after the date listed on Schedule 2.01(c) with respect to such Assisted Living Facility.
               (d) EHI and ALC shall agree on a reasonable apportionment between the Extendicare Group and the ALC Group of any existing limitation under Code Section 382 that applies to any net operating loss carryforwards in the existing Extendicare Group, and any comparable limitations under state or local law.
                SECTION 2.02. Transaction Taxes. EHI shall be liable, and shall indemnify and hold the ALC Group harmless, for any Tax resulting from, or arising in connection with, the Transactions.
                SECTION 2.03. Refunds. Any Refund attributable to (i) any Tax for which any member of the ALC Group is responsible under this Article II shall be for the account of ALC and (ii) any Tax for which any member of the Extendicare Group is responsible under this Article II shall be for the account of EHI. To the extent a party receives a Refund that is for the account of the other party under the preceding sentence, the recipient-party shall pay or cause to be paid the amount of the Refund to the other party. If all or any portion of such Refund is not paid to the other party within 30 days after receipt, interest shall accrue on the unpaid portion of such Refund at the Applicable Rate compounded quarterly.
                SECTION 2.04. Tax Sharing Agreements. Except as set forth in this Agreement, any and all existing Tax sharing agreements, arrangements, understandings and practices regarding Tax and its payment, allocation or sharing between any member of the ALC Group and any member of the Extendicare Group shall be terminated as of the Separation. This Section 2.04 does not address any Tax sharing agreements solely between members of the ALC Group or solely between members of the Extendicare Group.
ARTICLE III
Preparation and Filing of Tax Returns
                SECTION 3.01. Extendicare Responsibility. (a) Subject to paragraph (b), EHI shall make all determinations with respect to, shall have ultimate control over the preparation of, and shall file all (i) Joint Returns and (ii) Extendicare Separate Returns, in each case as it determines to be mandatory or advisable and for all taxable periods.
                    (b) If, in connection with the preparation of any Joint Return, EHI modifies any information relating to, or provided in, the pro forma federal and state income Tax Returns or other information related to members of the ALC Group prepared by ALC and provided to EHI pursuant to Section 3.02, the portions of the Joint Returns that include such information shall be submitted to ALC no later than 15 days prior to the Due Date for such Joint Returns (or if such Due Date is within 15 days following the Separation Date, as promptly as practicable following the Separation Date). Within 5 days after delivery of any such revised portions of any Joint Return, ALC shall provide comments to EHI in writing where ALC objects to any revisions that could, in its reasonable discretion, be expected to adversely impact any member of the ALC Group. Such ALC comments shall be incorporated into the Joint Return.
                SECTION 3.02. ALC Responsibility. (a) ALC shall make all determinations with respect to, shall have ultimate control over the preparation of, and shall file all ALC Separate Returns as it determines to be mandatory or advisable and for all taxable periods.
                    (b) ALC shall prepare and provide to EHI all pro forma federal and state income Tax Returns and other information related to members of the ALC Group required to complete any Joint Return, at least 30 days prior to the Due Date of the relevant Joint Return.

                SECTION 3.03. Tax Accounting Practices. Any Tax Return for any Pre-Separation Period shall be prepared in accordance with practices, accounting methods, elections, conventions and Tax positions used with respect to the Tax Return in question for periods prior to the Separation (“Past Practices”), and, in the case of any item the treatment of which is not addressed by Past Practices, in accordance with generally accepted Tax accounting practices. Notwithstanding the foregoing, for any Tax Return described in the preceding sentence, (i) a party will not be required to follow Past Practices with either the written consent of the other party (not to be unreasonably withheld) or a “should” level opinion from a Tax Advisor that the proposed method of reporting is correct and (ii) all Tax Returns shall be filed in a manner consistent with the Intended Tax Treatment, unless otherwise required by a Final Determination.
                SECTION 3.04. Right to Review Tax Returns. Upon request, each party shall make available to the other party the portion of Pre-Separation Period Tax Returns that relates to the ALC Group that the first party is responsible for preparing under this Article III.
                SECTION 3.05. Payment of Tax. The party responsible under this Agreement for preparing a Tax Return shall remit, or cause to be remitted, in a timely manner to the appropriate Taxing Authority all Tax due in connection with that Tax Return. For the avoidance of doubt, this Section shall not in any way affect any right of indemnification under this Agreement.
                SECTION 3.06. Adjustment Requests. (a) Except with the written consent of EHI (not to be unreasonably withheld), ALC will not file any Adjustment Request with respect to any Joint Return, unless required by law. Except with the written consent of ALC (not to be unreasonably withheld), EHI will not file any Adjustment Request with respect to any Joint Return, unless required by law.
                    (b) Any Adjustment Request made under this Section 3.06 shall be prepared by the party that filed the Tax Return to be adjusted. The party preparing the Adjustment Request shall be reimbursed for its preparation and filing costs at a rate of $30 per hour, without regard to the identity of the persons assigned to prepare the Adjustment Request, and, if the parties engage a third party to prepare the Adjustment Request, the parties shall bear the out-of-pocket costs of engaging such third party in proportion to the benefit that each would receive from such adjustment.

                    (c) ALC agrees to waive its right to carry back any loss incurred by any member of the ALC Group during any taxable period following Separation, to the extent permitted by law.
ARTICLE IV
Intended Tax Treatment
                SECTION 4.01. Intended Tax Treatment. Each of Extendicare, EHI and ALC agree to treat the Transactions for all U.S. Tax purposes as set out in Exhibit C (the “Intended Tax Treatment”), unless otherwise required by a Final Determination.
ARTICLE V
Tax Contests; Indemnification; Cooperation
                SECTION 5.01. Notice. As soon as practicable and, in any event, within 30 days after a party (the “Indemnitee”) becomes aware of the existence of a Tax Contest that may give rise to an indemnification claim under this Agreement by it against the other party (the “Indemnifying Party”), the Indemnitee shall notify the Indemnifying Party of the Tax Contest, and thereafter shall promptly forward or make available to the Indemnifying Party copies of notices and communications with a Taxing Authority relating to such Tax Contest.
                SECTION 5.02. Control of Tax Contests. (a) EHI shall have sole control over any Tax Contest relating to any Extendicare Separate Returns. In the case of any Tax Contest relating to any Joint Returns for which ALC determines, in its reasonable discretion, that it could be liable for an amount greater than $10,000 under Article II as a result of such Tax Contest, ALC may elect to jointly control, and to have the right to equally participate in, at its own expense, all material activities and decisions (including strategic decisions) with respect to, any such Tax Contest and EHI shall not settle any such Tax Contest without ALC’s prior written consent.
                    (b) ALC shall have sole control over any Tax Contest relating to any ALC Separate Returns; provided, however, that ALC shall notify EHI in writing of, and consult EHI in good faith about all material activities and decisions (including strategic decisions) with respect to, any such Tax Contest.
                    (c) Where the parties mutually engage a Tax Advisor to assist them in handling, settling or contesting a Tax Contest, any out-of-pocket costs shall be borne ratably by the parties based on their ultimate liability under this Agreement for the Tax to which the Tax Contest relates. In the absence of such mutual agreement, each party shall be liable for its own out-of-pocket costs incurred in handling, settling or contesting a Tax Contest.

                SECTION 5.03. Indemnification Payments. (a) Subject to paragraph (b), if an Indemnitee has a claim for an indemnification payment from an Indemnifying Party under this Agreement, the Indemnitee shall promptly provide to the Indemnifying Party notice of such claim, including a description of such claim and a detailed calculation of the amount of the indemnification payment that is claimed; provided, however, that no delay on the part of the Indemnitee in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is actually and materially prejudiced thereby. The Indemnifying Party shall make the claimed payment to the Indemnitee within 45 days after receiving such notice, unless the Indemnifying Party reasonably disputes the amount of, or its liability for, such payment.
                    (b) No party shall be entitled to receive an indemnification payment under this Agreement more than 5 days before the Tax (including estimated Tax, if any) is required to be paid.
                    (c) Payments made prior to the Separation by any member of the ALC Group to any member of the Extendicare Group with respect to a particular Tax shall be credited against any indemnity obligation of the ALC Group in respect of such Tax under this Agreement. This Section 5.03(c) shall be applied in a manner consistent with the illustrative examples included in Exhibit D.
                SECTION 5.04. Interest on Late Payments. Interest shall accrue with respect to any indemnification payment (including any disputed payment that is ultimately required to be made), not made when due (as determined under Section 5.03 and without regard to whether such payment is disputed), at the Applicable Rate compounded quarterly.
                SECTION 5.05. Treatment of Payments. Indemnification payments under this Agreement shall not be adjusted to take into account the Tax treatment of the relevant Indemnitee with respect to such payments or the indemnified items. Any payments made to one party by another party pursuant to this Agreement or the Separation Agreement shall be treated for all Tax purposes as a distribution by, or capital contribution to, ALC, as the case may be, made immediately prior to the ALC Purchase, except to the extent otherwise required by a Final Determination.
                SECTION 5.06. Expenses. Except as otherwise provided herein, each party shall bear its own expenses incurred in connection with preparation of Tax Returns, Tax Contests and other matters under this Agreement.
                SECTION 5.07. Cooperation. Each member of the Extendicare Group and the ALC Group shall cooperate fully with all reasonable requests from the other party in connection with the preparation and filing of Tax Returns and Adjustment Requests, Tax Contests and other matters covered by this Agreement.

                    (a) Such cooperation shall include:
          (i) the retention until the expiration of the applicable statute of limitations, and the provision upon request, of Tax Returns, books, records (including information regarding ownership and tax basis of property), documentation and other information relating to the Tax Returns, including accompanying schedules, related workpapers, and documents relating to rulings or other determinations by Taxing Authorities;
          (ii) the execution of any document that may be necessary or reasonably helpful in connection with any Tax Contest, the filing of a Tax Return or Adjustment Request by a member of the Extendicare Group or the ALC Group, obtaining a tax opinion, a private letter ruling or an advance tax ruling, or other matters covered by this Agreement, including certification (provided in such form as may be required by applicable law or reasonably requested and made to the best of a party’s knowledge) of the accuracy and completeness of the information it has supplied;
          (iii) the use of the parties’ commercially reasonable efforts to obtain any documentation that may be necessary or reasonably helpful in connection with any of the foregoing;
          (iv) the use of Extendicare Group’s commercially reasonable efforts to assist the ALC Group in obtaining a waiver from Section 1504(a)(3) of the Code, including the making of any representations and the obtaining of any private letter ruling; provided, however, that ALC shall retain sole control over, and be liable, and indemnify and hold the Extendicare Group harmless, for all costs incurred in connection with, the obtaining of such waiver;
          (v) the use of the parties’ commercially reasonable efforts to make the applicable party’s current or former directors, officers, employees, agents and facilities available on a reasonable and mutually convenient basis in connection with the foregoing matters; and
          (vi) the reasonable use by ALC of Extendicare Group’s systems, including any relevant hardware and software, for the preparation and filing of Returns for all tax periods ending on or before the Separation Date.
                    (b) If a party fails ,without good cause, to comply with any of its obligations set forth in this Section 5.07 upon reasonable request and notice by the other party, and such failure results in the imposition of additional Tax, the nonperforming party shall be liable in full and shall indemnify and hold the other party harmless for such additional Tax.
                SECTION 5.08. Confidentiality. Any information or documents provided under this Agreement shall be kept confidential by the recipient-party, except as may otherwise be necessary in connection with the filing of Tax Returns or with any Tax Contest. In addition, if Extendicare, EHI or ALC determines that providing such information could be commercially detrimental, violate any law or agreement or waive any privilege, the parties shall use commercially reasonable efforts to permit compliance with the obligations under this Agreement in a manner that avoids any such harm or consequence.
                SECTION 5.09. Retention of Tax Records. If either Extendicare, EHI or ALC intends to dispose of documentation with respect to any Pre-Separation Period, including books, records, Tax Returns and all supporting schedules and information relating thereto (after the expiration of the applicable statute of limitations), of any member of the other Group, they shall provide written notice to the other party describing the documentation to be disposed of 60 days prior to taking such action. The other party may arrange to take delivery of the documentation described in the notice at its own expense during the succeeding 60 day period.
ARTICLE VI
Resolution of Disputes
                SECTION 6.01. Tax Disputes. The parties will endeavor to resolve in an amicable manner all disputes arising in connection with this Agreement. The parties shall negotiate in good faith to resolve any Tax Dispute for not less than 45 days. Upon written notice of either party after 45 days, the matter will be referred to a Tax Advisor acceptable to both parties. The Tax Advisor may, in its discretion, obtain the services of any third-party necessary to assist it in resolving the dispute. The Tax Advisor shall provide written notice to the Companies of its resolution of the dispute as soon as practicable, but in any event no later than 45 days after its acceptance of the matter for resolution. Any such resolution by the Tax Advisor will be binding on the parties and the parties shall take, or cause to be taken, any action necessary to implement the resolution. All fees and expenses of the Tax Advisor shall be shared equally by EHI, on the one hand, and ALC, on the other hand. If, having determined that the dispute must be referred to a Tax Advisor, after 45 days the parties are unable to find a Tax Advisor willing to adjudicate the dispute in question and whom the parties in good faith find acceptable, then the dispute will be resolved pursuant to the procedures described in Section 7.11 of the Separation Agreement, provided, however, that only an arbitrator that qualifies as a Tax Advisor shall be selected.

ARTICLE VII
Miscellaneous and General
                SECTION 7.01. Modification or Amendment. The parties may modify or amend this Agreement only by written agreement executed and delivered by duly authorized officers of the respective parties.
                SECTION 7.02. Termination. In the event the Arrangement Agreement is terminated pursuant to its terms prior to the Separation, this Agreement shall automatically and simultaneously terminate without the approval of ALC, EHI, Extendicare or the shareholders of Extendicare. In the event of such termination, no party shall have any liability to any other party pursuant to this Agreement, except under Section 5.08. It is understood and agreed that the consummation of the Transactions shall not constitute a termination of this Agreement.
                SECTION 7.03. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following fax numbers (or at such other address for a party as shall be specified by like notice) of a fax followed by delivery at the following addresses of such notice by overnight courier of an international reputation:
If to Extendicare or EHI, to:
Extendicare Real Estate Investment Trust
3000 Steeles Avenue East
Markham, Ontario
Canada
L3R 9W2
Attention:
Fax:
with a copy to:
Extendicare Health Services, Inc.
111 West Michigan Street
Milwaukee, Wisconsin 53203
Attention: Tax Department
Fax:

If to ALC, to:
Assisted Living Concepts, Inc.
111 West Michigan Street
Milwaukee, Wisconsin 53203
Attention:
Fax:
with a copy to:
Attention:
Fax:
                SECTION 7.04. Interpretation. When a reference is made in this Agreement to a Section, Exhibit, Schedule or party, such reference shall be to a Section of, or an Exhibit, Schedule or party to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein”, “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” shall refer to the date of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a person are also to its permitted successors and assigns. IF, AND TO THE EXTENT, THE PROVISIONS OF THIS AGREEMENT CONFLICT WITH THE SEPARATION AGREEMENT, ARRANGEMENT AGREEMENT OR OTHER AGREEMENT BY AND BETWEEN THE PARTIES TO THIS AGREEMENT, THE PROVISIONS OF THIS AGREEMENT SHALL CONTROL.
                SECTION 7.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the matters contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that objectives contemplated hereby are fulfilled to the extent possible.

                SECTION 7.06. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Each party need not sign the same counterpart.
                SECTION 7.07. Entire Agreement; Third-Party Beneficiaries. This Agreement, taken together with the other Transaction Agreements, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions. Nothing contained in this Agreement is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns, any benefit, right or remedy under or by reason of this Agreement.
                SECTION 7.08. Certain Obligations. Whenever this Agreement requires any of the Affiliates of any party to take any action, this Agreement will be deemed to include an undertaking on the part of such party to cause such Affiliates to take such action.
                SECTION 7.09. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.
                SECTION 7.10. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
                SECTION 7.11. Survival. Except with respect to Sections 5.07, 5.08 and 5.09, which shall remain in effect without limitation as to time, the provisions in this Agreement shall be unconditional and absolute and shall remain in effect until the expiration of the statute of limitations for all taxable periods that end before or include December 31 of the calendar year in which the Separation occurs and, if later, until the resolution of all disputes under this Agreement that arose during such periods.

                IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers as the date first set forth above.

EXTENDICARE, INC.,
by

Name:
Title:

EXTENDICARE HOLDINGS, INC.,
by

Name:
Title:

ASSISTED LIVING CONCEPTS, INC.,
by

Name:
Title: